Exhibit 10.18

February 6, 2006

PERSONAL AND CONFIDENTIAL

Karen Stevenson

830 Alvarado Road

Berkeley, CA 94705

Dear Karen:

Welcome back to Knight Ridder. We are all very enthusiastic about your joining our team. We are pleased you have accepted the position of Chief Legal Officer and Assistant to the Chairman and CEO.

To confirm our understanding, I have set forth the following specifics pertaining to our agreement:

Start Date: Monday, February 6, 2006

Title: Chief Legal Officer and Assistant to the Chairman and CEO

Reporting to: Tony Ridder, Chairman and CEO

Starting Salary: $475,000 annualized, payable every two weeks, or approximately $18, 269 per pay period

Special Provision: If your employment is terminated prior to December 31, 2006 for any reason other than your gross negligence or willful misconduct, you will receive a lump-sum payment equal to your annual salary pro-rated for the period from the date of termination to December 31, 2006.

Annual Bonus: You will be eligible for participation in the annual incentive bonus program, with a target payout of 50% of your annual salary. The annual bonus plan is currently based on two components – 65% on financial goals and 35% on non-financial goals.

Local Accommodations: We will provide lodging at a San Jose hotel two nights per week. Please coordinate with Cathy King on details.

Vacation: You will accrue vacation at the rate of four weeks per year.

Holidays observed are: New Year’s Day, Martin Luther King, Jr. Day or Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, plus your birthday and one floating holiday of your choice.

Parking: Parking is provided at a portion of our cost.

Benefits: Knight Ridder offers a comprehensive health and welfare benefits plan. You will receive a benefit enrollment package from Knight Ridder’s Benefit Resource Center soon after your first day of employment. If you would like more detailed information about our benefits package, please visit our website at www.krern.com. Medical insurance benefits are effective 30 days after your first day of employment.

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Notwithstanding the above, your employment with Knight Ridder is at will. If there is anything in this letter that is not completely in accord with your understanding of our offer, I would appreciate your noting the exceptions and informing me as soon as possible. If not, please indicate your acceptance of the offer, by signing the original and returning it to me. A copy is enclosed for your records.

I look forward to working with you again.

Sincerely,

/s/ Tony Ridder
Tony Ridder
Chairman and CEO

Accepted:

/s/ Karen Stevenson	2/6/06
Karen Stevenson	Date